EXHIBIT 99.1

Press Release

Innovative Reports First Quarter Earnings

Largo, FL—August 8, 2003—Innovative Companies, Inc. (NASDAQ:GORX) today announced results for the first fiscal quarter ended June 30, 2003 of approximately $4.1 million in consolidated net sales revenues as compared to approximately $4.4 million in net sales revenue for the corresponding three-month period in 2002. Current fiscal quarter ended June 30, 2003 operations resulted in net income available to common shareholders of approximately $6,000, or $0.00 per share, as compared to a net income of approximately $376,000 or $0.05 per share for corresponding three month period in 2002.

”We only broke even for the three months ended June 30, 2003 as we were faced with unique challenges this quarter which included our soft economy surrounding (contract) manufacturing orders in addition to the fact that our new branded product line launch, Carb Slim, planned for June 2003 wasn’t shipped until mid-July 2003 based on unforeseen delays” stated the Company’s CEO, Mihir K. Taneja, “However, as we stand here today, we have continued with our planned success surrounding Carb Slim’s introduction in not only our established distribution network, but new, distribution channels including GNC. Carb Slim’s entrance at GNC joins our other product line Lean Protein Bites. In addition, our second production run for Carb Slim is already in process so that we are properly positioned for September planograms.” “As related to our manufacturing segment, the early summer months are typically the weakest time for the industry and, in consideration of that, we have already seen a pick up in manufacturing orders and related volumes through July 2003 which we believe, together with our opening success with Carb Slim, will put results back in line with our business plan for the three and six months ended September 2003.”

Innovative Companies, Inc. manufactures, packages and distributes high quality, private label dietary supplements, over-the-counter drugs, and health and beauty care products for companies worldwide. Innovative’s subsidiary, Breakthrough Engineered Nutrition, Inc., currently has three branded product lines, Lean Protein, a high protein, zero carbohydrate product line, its branded energy drink line, Thermo ZXE and its zero effective-carb, candy line introduced July 2003, Carb Slim. Through these product lines, the Company will continue to add a wide variety of high protein, zero and low carbohydrate products in addition to other energy products. For more about Innovative, go to our websites at www.onlineihp.com and www.leanprotein.com.

This press release contains certain forward-looking statements, including those regarding the company and its subsidiaries’ expectations, intentions, strategies and beliefs pertaining to future performance. All statements contained herein are based upon information available to the company’s management as of the date hereof, and actual results may vary based upon future events, both within and without management’s control. Historical financial results of operations are condensed and should not be considered a complete disclosure of the Company’s annual results. Financial results are prepared in accordance with U.S. generally accepted accounting principles.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months ended June 30,
	2002	2003
	(unaudited)	(unaudited)

Total Revenues	$4,411,133	$4,106,206

Gross Profit	$1,263,275	$968,889

SG&A	$838,587	$925,003

Other income / (expense),net	$(11,383)	$(11,526)

Income tax benefit(expense)	$—	$—

Preferred Dividends	$37,500	$26,070

Net income (loss) available to common shareholders	$375,805	$6,290

Basic and diluted earnings (loss) per common share outstanding	$0.05	$0.00

Basic and diluted weighted average common shares outstanding	7,025,000	7,569,674

Contact:

Innovative Companies, Inc.

Carol Dore-Falcone (727) 544-8866 Ext. 244

Fax: (727) 544-4386